Exhibit 10.2

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of February 17, 2011, with employment effective as of March 7, 2011 (the “Effective Date), by and between Schiff Nutrition International, Inc., a Delaware corporation (together with any of its current or future subsidiaries or affiliates as may employ the Executive from time to time, the “Company”), and Tarang Amin (the “Executive”).

In consideration of the respective agreements and covenants set forth in this Agreement, the receipt of which is hereby acknowledged, the parties intending to be legally bound agree as follows:

AGREEMENTS

1.     Employment Period.  The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for a period (the “Initial Employment Period”) commencing on the Effective Date and ending on the fifth anniversary of the Effective Date, unless earlier terminated in accordance with Section 3.  The Employment Period shall automatically be extended for successive one-year periods (each an “Extension Employment Period” and, collectively with the Initial Employment Period, the “Employment Period”) unless either party hereto gives notice of non-extension to the other no later than 90 days prior to the expiration of the then-applicable Employment Period.

2.	Terms of Employment.

(a)	Position and Duties.

(1)           During Employment Period, the Executive shall serve as President and Chief Executive Officer and as a Director of the Company and, in so doing, shall have the normal responsibilities, duties and authority associated with such position and such additional customary responsibilities, duties and authority as may be assigned from time to time by the Board of Directors of the Company (the “Board”), subject to the general direction, approval and control of the Board.  The Executive shall report to the Board.  The Company shall propose that the Executive be appointed or elected to the Board and, during the Employment Period, the Company shall propose the Executive for re-election to the Board.

(2)           During the Employment Period, the Executive agrees to devote his full working time to the business and affairs of the Company and to use his best efforts to perform faithfully, effectively and efficiently his duties.

(3)           During the Employment Period, the Executive shall not engage in any activities in competition with the Company or its affiliates or participate in any business, either as an employee, officer, director, shareholder or contractor, in competition with the Company or its affiliates, but instead the Executive agrees to devote the Executive’s full productive time, attention, energy and ability to the furtherance of the Company’s business.  The aforementioned prohibition shall not extend to the ownership by the Executive of any publicly-traded securities.  Further, during the Employment Period, the Executive agrees not to engage in any other business or profession, directly or indirectly, without the prior written approval of the Board.  However, it shall not be a violation of this Agreement for the Executive to (i) deliver lectures or fulfill speaking engagements; (ii) manage personal investments; and (iii) subject to the prior approval of the Board (which approval shall not be unreasonably withheld), serve on industry trade, civic, or charitable boards or committees or on for-profit corporate boards of directors and advisory committees, as long as the activities set forth in (i) – (iii) do not interfere with the performance of the Executive’s duties and responsibilities to the Company.   The Board shall be deemed to have approved the Executive’s board or committee roles with (1) The Alamdeda County Community Food Bank and (2) Students in Free Enterprise (SIFE).

(4)           The Executive agrees to observe and comply with the Company’s policies, practices, and procedures, as adopted or amended from time to time.

(b)	Compensation.

(1)           Base Salary.  During the Employment Period, the Executive shall receive an annualized base salary (“Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company, in an amount equal to $450,000.  The Board, in its sole discretion, may at any time adjust (but not decrease below the aforementioned amount) the amount of the Annual Base Salary as it may deem appropriate, and the term “Base Salary,” as used in this Agreement, shall refer to the Base Salary as it may be so adjusted.

(2)           Signing Bonus.  The Executive shall receive a bonus of $213,000 (the “Signing Bonus”), which shall be payable within thirty (30) days after the Effective Date provided that the Executive remains employed by the Company on the payment date.  In the event that the Executive’s employment is terminated for Cause (as defined below) or the Executive resigns without Good Reason (as defined below) before the first anniversary of the Effective Date, the Executive shall repay such proportion of the Signing Bonus as is equal to the proportion of the 12 month period following the Effective Date not worked by the Executive, rounded to the nearest month.  For the avoidance of doubt, repayment shall not be required in the event that Executive’s employment is terminated due to death or Disability (as defined below).

(3)           Annual Bonus.  During the Employment Period, the Company shall pay the Executive an annual bonus (the “Annual Bonus”) pursuant to the Company’s 2004 Incentive Award Plan (as amended from time to time, the “Incentive Plan”).  Based upon attainment of performance goals predetermined by the Board after consultation with the Executive, the Executive shall be entitled to an Annual Bonus payment at a target level of one hundred (100) percent of the Executive’s Base Salary in effect on the first day of the performance period (the “Target Annual Bonus”).  Each such Annual Bonus shall be paid in cash on or prior to the 75th day immediately following the end of the Company’s fiscal year with respect to which such Annual Bonus relates.

(4)           Equity Award.  On the Effective Date, the Company will grant the Executive an equity award (the “Equity Award”) with respect to 3.75% of the Company’s common stock, as determined on a fully-diluted basis as of the date of grant (but treating as issued, options under a management option pool covering 10% of the Company’s common stock on a fully diluted basis (from which the shares covered by the Equity Award are deemed granted)).  For purposes hereof, the portion of the Equity Award with respect to 2.50% of such common stock shall be referred to as the “Regular Award Stock” and the portion of the Equity Award with respect to the remaining 1.25% of such common stock shall be referred to as the “Extraordinary Award Stock.”  The Equity Award will be in the form of stock options and restricted stock.

(i)           Stock Options.  The Executive will be granted a non-qualified stock option to purchase the number of shares of the Company’s Class A common stock (the “Stock”) equal to 80% of the Regular Award Stock at a per-share exercise price equal to the fair market value of a share of Stock on the date of grant (the “Regular Option”).  The Executive will also be granted a non-qualified stock option to purchase the number of shares of Stock equal to the Extraordinary Award Stock at a per-share exercise price equal to the fair market value of a share of Stock on the date of grant (the “Extraordinary Option”).  The Regular Option and the Extraordinary Option will each have a term of ten years.

(ii)           Restricted Stock. The Executive will be granted restricted shares of Stock with respect to 20% of the Regular Award Stock (the “Restricted Stock Award”).

All shares covered by the Equity Award will be granted pursuant to the Incentive Plan and one or more written award agreements to be entered into by and between the Company and the Executive which will contain the terms and conditions of the Equity Award, including the following provisions:

(v)           Regular Vesting.  The Regular Option shall become vested and exercisable with respect to  20% of the shares covered thereunder and 20% of the Restricted Stock Award shall become vested on each of the first five anniversaries of the Effective Date, subject to the Executive’s continued employment with the Company through each such anniversary, subject to acceleration of vesting and exercisability pursuant to subsections (w) and (x) below.  The Extraordinary Option shall become vested and exercisable (i) with respect to 30% of the shares covered thereby upon the first date on which the 90 calendar-day trailing average closing price for a share of Stock on the New York Stock Exchange (or subsequent other principal exchange on which the Stock is traded) shall be at least $15.00; (ii) with respect to 35% of the shares covered thereby upon the first date on which the 90 calendar-day trailing average closing price for a share of Stock on the New York Stock Exchange (or subsequent other principal exchange on which the Stock is traded) shall be at least $20.00; and (iii) with respect to 35% of the shares covered thereby upon the first date on which the 90 calendar-day trailing average closing price for a share of Stock on the New York Stock Exchange (or subsequent other principal exchange on which the Stock is traded) shall be at least $25.00 (such $15.00, $20.00 and $25.00 targets, the “Targets”), subject to the Executive’s continued employment with the Company through each such date.  In the event that the Stock is no longer listed or traded on the New York Stock Exchange, American Stock Exchange or NASDAQ, or otherwise ceases to be traded publicly, as a result of a Change in Control (as defined below) or other transaction or any de-listing event, the average trading price conditions to vesting and exercisability shall be replaced with an appropriate private-company metric of increase in stock value mutually agreed upon by the Company and the Executive; provided, however, that if the value of a share of Stock implied by the Change in Control or other transaction or de-listing event is greater than one or more Targets, then, as of the consummation of such transaction, the Extraordinary Option shall become vested with respect to the number of shares subject to such Target(s).

(w)           Good Leaver Vesting.  Notwithstanding the foregoing, upon a termination of the Executive’s employment with the Company without Cause or for Good Reason (each as defined below) on or prior to the first anniversary of the Effective Date, any portion of the Regular Stock Award that was eligible to become vested or exercisable through the second anniversary of the Effective Date shall become vested or exercisable upon such termination.  Upon a termination of the Executive’s employment without Cause or for Good Reason following the first anniversary of the Effective Date or upon a termination of the Executive’s employment by reason of death or Disability at any time, any portion of the Regular Stock Award that was eligible to become vested or exercisable through the next anniversary of the Effective Date shall become vested or exercisable upon such termination.  In addition, in the event of a termination of the Executive’s employment with the Company without Cause or for Good Reason or by reason of death of Disability, any portion of the Extraordinary Option that would have become vested during the 90 day period immediately following such termination if the Executive had remained employed with the Company for such period, shall vest upon such date during such period to the same extent as it would otherwise have vested, notwithstanding the Executive’s prior termination.

(x)           Change in Control Vesting.  The Regular Option shall become vested and exercisable with respect to all of the unvested and unexercisable shares covered thereunder and all unvested portions of the Restricted Stock Award shall become vested upon a termination of the Executive’s employment with the Company without Cause or for Good Reason in connection with or within twelve months following a Change in Control.  Upon the occurrence of a Change in Control, the Extraordinary Option shall become vested and exercisable with respect to the excess, if any, of (i) twenty percent of the shares originally subject to the Extraordinary Option over (ii) the total number of shares subject to the Extraordinary Option which have vested and become exercisable prior to or in connection with such Change in Control.  For purposes of this Agreement, a “Change in Control” shall occur on  the date (a) on which a majority of members of the Board has been replaced during the prior twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (b) of the acquisition, by any one person or group (other than Weider Health and Fitness or TPG STAR, L.P. or any other investment fund managed by TPG Capital, L.P. or any of their respective direct or indirect owners or affiliates), of (1) ownership of stock of the Company, that, together with any stock previously held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company; or (2) substantially all of the assets of the Company; provided, however, that any such event constitutes a change in “the ownership or effective control,” or in “the ownership of a substantial portion of the assets of” the Company, within the meaning of Section 409A (as defined below).  For the avoidance of doubt, the award agreements covering the Equity Award will not provide for the involuntary termination without equitable consideration of unvested portions of the Equity Award which are not assumed by the successor upon a Change in Control.

(y)           Dividends.  The Executive will be eligible to receive any dividends declared or paid with respect to the Stock for all shares covered by the Restricted Stock Award (provided that the value of any dividend associated with unvested shares covered by the Restricted Stock Award will be held in escrow and will be paid to the Executive upon the vesting of such restricted shares).  The exercise price and number of shares of Stock covered by the Regular Option and the Extraordinary Option and the Targets applicable to the Extraordinary Option will be equitably adjusted to take account of any extraordinary dividend with respect to the Stock.

(z)           Expiration of Options.  The Regular Options and the Extraordinary Options shall cease to be exercisable (i) one year following the termination of the Executive’s employment without Cause, for Good Reason or by reason of death or Disability (or upon the expiration of the term of the option, if earlier), (ii) 90 days following any other termination of the Executive’s employment other than for Cause (or upon the expiration of the term of the option, if earlier) and (iii) immediately prior to the termination of the Executive’s employment for Cause.

If the shares subject to the Equity Award are not freely tradable by the Executive on a public market at the time of exercise (in the case of the Regular Option or Extraordinary Option) or at the time of vesting (in the case of the Restricted Stock Award), the Company shall permit the Executive to “net exercise” the options by having the Company withhold shares that would otherwise be issued on exercise to cover the exercise price and applicable withholding taxes (based on minimum applicable statutory withholding rates, as determined on the date that the amount of tax to be withheld is determined) and, if requested by the Executive, shall withhold shares that would otherwise be released upon vesting of the Restricted Stock Award to cover applicable withholding taxes (based on minimum applicable statutory withholding rates, as determined on the date that the amount of tax to be withheld is determined).

(5)           Employee Benefits.    During the Employment Period: (i) the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs of the Company which are made available generally to other senior executive officers of the Company, including the Company’s tax-qualified 401(k) plan, and (ii) the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company which are made available generally to other senior executive officers of the Company (and, for the avoidance of doubt, such plans, practices, policies or programs shall not include any plan, practice, policy or program which provides benefits in the nature of severance or continuation pay).

(6)           Vacation.     During the Employment Period, the Executive shall be entitled to four weeks of vacation time per year.

(7)           Expenses.     During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business-related expenses incurred by the Executive in accordance with the Company’s policies, practices and procedures, as adopted or amended from time to time.  The Executive shall also be entitled to reimbursement of financial planning and tax preparation assistance in an amount not to exceed $20,000 per year.  Notwithstanding any provision of this Agreement to the contrary, the amount of expenses for which the Executive is eligible to receive reimbursement during any calendar year shall not affect the amount of expenses for which the Executive is eligible to receive reimbursement during any other calendar year during the Employment Period.  Reimbursement of expenses under this Section 2(b)(7) shall be made no later than thirty (30) days after the Executive submits appropriate documentation to the Company; provided that all such documentation must be provided to the Company within thirty (30) days after the expense is incurred.  The Executive is not permitted to receive a payment or benefit in lieu of reimbursement under this Section 2(b)(7).

(8)           Location.  During the Employment Period, the Executive shall be based in the San Francisco Bay area.

3.	Termination of Employment.

(a)           Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), the Company may give to the Executive written notice in accordance with Section 11(c) of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to perform, with or without reasonable accommodation, the essential functions of his position.  For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform, with or without reasonable accommodation, the essential functions of his position hereunder for a period of 180 consecutive days due to mental or physical incapacity, as determined by mutual agreement of a physician selected by the Company or its insurers and a physician selected by the Executive; provided, however, if the opinion of the Company’s physician and the Executive’s physician conflict, the Company’s physician and the Executive’s physician shall together agree upon a third physician, whose opinion shall be binding.

(b)           Cause.  The Company may terminate the Executive’s employment at any time during the Employment Period for Cause.  For purposes of this Agreement, “Cause” shall mean (1) a breach by the Executive of the Executive’s obligations under Section 2(a) (other than as a result of physical or mental incapacity) which constitutes material nonperformance by the Executive of his obligations and duties thereunder, which the Executive has failed to remedy after the Board has given the Executive written notice of, and at least 15 days to remedy, such breach, (2) commission by the Executive of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company (other than acts, such as making personal use of Company office supplies, as have only a de minimis effect on the Company), (3) a material breach by the Executive of Sections 6, 7, 9 or 10 of this Agreement, (4) the Executive’s conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude, (5) the failure of the Executive to carry out, or comply with, in any material respect, any lawful directive of the Board (other than any such failure resulting from the Executive’s physical or mental incapacity) which the Executive has failed to remedy after the Board has given the Executive written notice of, and at least 15 days to remedy, such failure, or (6) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs.  For purposes of the previous sentence, no act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.  For purposes of this Agreement, “without Cause” shall mean a termination by the Company of the Executive’s employment prior to the end of the Employment Period at the Company’s sole discretion for any reason other than a termination based upon Cause, death or Disability.

(c)           Good Reason.  The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason or without Good Reason; provided, however, that the Executive agrees not to terminate his employment for Good Reason unless (x) the Executive has given the Company at least 30 days prior written notice of his intent to terminate his employment for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason, and (y) the Company has not remedied such facts and circumstances constituting Good Reason within such 30-day period.  For purposes of this Agreement, “Good Reason” shall mean: (1) a material default in the performance of the Company’s obligations under this Agreement; (2) a significant diminution of the Executive’s responsibilities, duties or authority as President and Chief Executive Officer, or a material diminution of the Executive’s base compensation, unless such diminution is mutually agreed between the Executive and the Company; or (3) the relocation of the Executive’s principal office, without his consent, to a location that is in excess of 50 miles from the San Francisco Bay area.  Such termination by the Executive shall not preclude the Company from terminating the Executive’s employment prior to the Date of Termination (as defined below) established by the Executive’s Notice of Termination (as defined below).

(d)           Non-Extension of the Employment Period.  The Executive’s employment may be terminated at the end of the applicable Employment Period upon either party delivering notice of non-extension to the other pursuant to Section 1.  For the avoidance of doubt, non-extension of the Employment Period by either party shall not constitute termination by the Company without Cause.

(e)           Notice of Termination.  Any termination by the Company for Cause or without Cause or because of the Executive’s Disability, or by the Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(c).  For purposes of this Agreement, a “Notice of Termination” means a written notice which (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (3) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than 30 days after the giving of such notice).  The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason, as applicable, shall not waive any right of the Company or the Executive under this Agreement or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights under this Agreement.

(f)           Date of Termination.  “Date of Termination” means (1) if the Executive’s employment is terminated by the Company for Cause or without Cause, or by the Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(e), as the case may be, or (2) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

(g)           Resignation on Termination.  On termination of his employment, regardless of the reason for such termination, the Executive shall be deemed to have  immediately (and with contemporaneous effect) resigned  any directorships, offices or other positions that he may hold in the Company or any affiliate, unless otherwise agreed in writing by the parties.

4.	Obligations of the Company upon Termination.

(a)           For Cause; Without Good Reason; Other Than for Death or Disability.  If, during the Employment Period, the Company shall terminate the Executive’s employment for Cause or the Executive resigns from his employment without Good Reason, and the termination of the Executive’s employment in any case is not due to his death or Disability, the Executive shall forfeit all rights to any Annual Bonus otherwise due to him or to which he may be entitled, and the Company shall have no further payment obligations to the Executive or his legal representatives, other than (1) for the payment, in a lump sum in cash within sixty (60) days after the Date of Termination (or such earlier date as required by applicable law), of that portion of the Executive’s Annual Base Salary accrued through the Date of Termination to the extent not previously paid,  any expenses owed to the Executive, and any accrued vacation pay owed to the Executive (the “Accrued Obligations”) and (2) for the payment of any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (the “Other Benefits”).

(b)           Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall have no further payment obligations to the Executive or Executive’s legal representatives, other than for payment of: (1) in a lump sum in cash within sixty (60) days after the Date of Termination (or such earlier date as required by applicable law), the Accrued Obligations; (2) in a lump sum in cash within seventy-five (75) days after the Date of Termination (or such earlier date as required by applicable law), the amount of any Annual Bonus earned for any previous year that has not been paid; (3) an amount equal to the product of (i) the fraction of the current fiscal year that has elapsed through the date of the Executive’s termination and (ii) the Board-approved Annual Bonus payout for the Executive for such fiscal year based on actual Company performance for such fiscal year, payable at the time the Annual Bonus would have been paid to the Executive had he remained employed through the end of such fiscal year (the “Pro-Rata Bonus”); and (4) the Other Benefits.

(c)           Disability.  If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall have no further payment obligations to the Executive or his legal representatives, other than for payment of: (1) in a lump sum in cash within sixty (60) days after the Date of Termination (or such earlier date as required by applicable law), the Accrued Obligations; (2) in a lump sum in cash within seventy-five (75) days after the Date of Termination (or such earlier date as required by applicable law), the amount of any Annual Bonus earned for any previous year that has not been paid; (3) the Pro-Rata Bonus; and (4) the Other Benefits.

(d)           Without Cause; For Good Reason.  If the Executive’s employment is terminated by the Company without Cause before expiration of the Employment Period, or if the Executive resigns for Good Reason before expiration of the Employment Period, the Company shall have no further payment obligations to the Executive or his legal representatives, other than for payment of: (1) in a lump sum in cash within sixty (60) days after the Date of Termination (or such earlier date as required by applicable law), the Accrued Obligations; (2) in a lump sum in cash within seventy five (75) days after the Date of Termination (or such earlier date as required by applicable law), the amount of any Annual Bonus earned for any previous year that has not been paid; (3) the Pro-Rata Bonus, payable at the time the Annual Bonus for such fiscal year would otherwise have been paid, provided that the Executive has been employed for at least six months of the fiscal year in which such termination occurs; (4) a severance payment (“Severance Payment”), which shall be paid in equal installments in accordance with the customary payroll practices of the Company over a period of twelve (12) months (“Severance Period”), of an amount equal to two (2) times his Base Salary in effect on the Date of Termination; (5) for a period of eighteen (18) months following the Date of Termination that the Executive is eligible to elect and does elect to continue coverage for himself and his eligible dependents under the Company’s group health plans, as applicable, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and/or Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (collectively, “COBRA”), the Company shall continue to offer to provide medical and dental coverage to the Executive as required by COBRA and, to the extent permitted by the Patient Protection and Affordable Care Act of 2010, the Company shall promptly reimburse the Executive for the premium costs charged to the Executive for such COBRA continuation coverage; provided, however, that such COBRA coverage shall terminate if and to the extent the Executive becomes eligible to receive medical and dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company by the Executive); and (6) the Other Benefits.

(e)           Release.  The obligation of the Company to pay any portion of the amounts due pursuant to Section 4 shall be expressly conditioned on the Executive’s a) execution (and, if applicable, non-revocation) of a full general release, in the Company’s customary form and in accordance with Section 11(m)(3) (the “Release”), releasing all claims, known or unknown, that the Executive may have against the Company and its affiliates, including those arising out of or in any way related to the Executive’s employment or termination of employment with the Company or holding of any securities of the Company and b) continued compliance with the requirements of Sections 6, 7, 9 and 10.

5.      Full Settlement, Mitigation.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.  Neither the Executive nor the Company shall be liable to the other party for any damages for breach of this Agreement in addition to the amounts payable under Section 4 arising out of the termination of the Executive’s employment prior to the end of the Employment Period; provided, however, that the Company shall be entitled to seek damages from the Executive for any breach of Sections 6, 7, 9 or 10 by the Executive or for the Executive’s criminal misconduct.

6.	Confidential Information.

(a)           The Executive acknowledges that the Company has trade, business and financial secrets and other confidential and proprietary information (collectively, the “Confidential Information”).  Confidential information includes, but is not limited to, sales materials, technical information, strategic information, business plans, processes and compilations of information, records, specifications and information concerning customers or venders, customer lists, and information regarding methods of doing business.  As defined herein, Confidential Information shall not include information that is generally known to other persons or entities who can obtain economic value from its disclosure or use.

(b)           The Executive acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort and money and provides the Company with an advantage over competitors who do not know or use such Confidential Information.

(c)           During and following the Executive’s employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any Confidential Information except to the extent authorized in writing by the Board or compelled by legal process, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an employee of the Company.  The Executive agrees to use reasonable efforts to give the Company notice of any and all attempts to compel disclosure of any Confidential Information, in such a manner so as to provide the Company with written notice at least five (5) days before disclosure or within one (1) business day after the Executive is informed that such disclosure is being or will be compelled, whichever is earlier.  Such written notice shall include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure.

(d)           The Executive further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company.

(e)           As used in this Section 6 “Company” shall include Schiff Nutrition International, Inc. and any of its affiliates.

7.      Surrender of Materials Upon Termination.  All records, files, documents and materials, or copies thereof, relating to the Company’s and its affiliates’ business which the Executive shall prepare, or use, or be provided with as a result of his employment with the Company, shall be and remain the sole property of the Company or its affiliates, as the case may be, and shall be returned promptly by the Executive to the owner upon termination of the Executive’s employment with the Company.  The Executive shall be entitled to retain his telephone, address and other contact directories.

8.      Successors.  The Company may assign its rights under this Agreement to any affiliate or successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its subsidiaries subject to the assignee agreeing to assume and perform all of the Company’s obligations hereunder.  The rights and obligations of the Executive under this Agreement may not be assigned or encumbered by the Executive, voluntarily or involuntarily, during his lifetime, and any such purported assignment shall be void.  However, all rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.  All amounts payable to the Executive hereunder shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs and representatives.

9.      Non-Competition; Non-Solicitation; Non-Disparagement.

(a)           During his employment by the Company, including the Employment Period, the Company shall provide the Executive with Confidential Information of the Company as described in Section 6.  Accordingly, in consideration for the Company’s commitment to provide Confidential Information to the Executive, and, in the case of the Executive’s termination pursuant to Section 4(d), in consideration for the Severance Payments, and in order to protect the value of the Confidential Information to the Company, the Executive agrees that during the Term of Non-Competition (as defined below) or the Term of Non-Solicitation (as defined below), whichever is longer, he will not directly or indirectly disclose or use or disclose for any reason whatsoever any Confidential  Information obtained by reason of his employment with the Company or any predecessor, except as required to conduct the business of the Company.  The obligations of the Executive set forth in the preceding sentence are in addition to, and not in lieu of, the obligations of the Executive set forth in Section 6 of this Agreement.  The “Term of Non-Competition” shall be defined as that term beginning on the Effective Date and continuing until the eighteen-month anniversary of the Date of Termination.  “The Term of Non-Solicitation” shall be defined as that term beginning on the Effective Date and continuing until the eighteen-month anniversary of the Date of Termination.

(b)           The Executive acknowledges and agrees that the nature of the Confidential Information which the Company commits to provide him during his employment by the Company would make it difficult, if not impossible, for him to perform in a similar capacity for a Competing Business (as defined below) without disclosing or utilizing the Confidential Information.  The Executive further acknowledges and agrees that the Company’s business is conducted throughout the world in a highly competitive market.  Accordingly, the Executive agrees that to his knowledge he will not (other than for the benefit of the Company pursuant to this Agreement) directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or in any capacity whatsoever (1) during the term of Non-Competition, engage in a Competing Business (as defined below); provided that this clause (1) shall not prohibit the Executive from (x) owning less than 1% of the equity of a publicly-held company or (y) following the Executive’s termination of employment, being an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or acting in another capacity of or for (i) a retailing business (such as Wal-Mart) for which sales of products manufactured by a Competing Business generate less than 10 percent of its revenue or (ii) a business entity that has multiple lines of business, some of which are not a Competing Business, so long as the Executive’s services for such entity are restricted so that he will provide no services or other assistance in support of, and will not otherwise be involved with, any Competing Business conducted by such entity (except that Executive shall be permitted to serve in a management capacity with responsibility for multiple product lines so long as such responsibility does not cover product lines for which more than 10 percent of the collective revenues are generated by a Competing Business); or (2) during the Term of Non-Solicitation, (i) hire, attempt to hire, or contact or solicit with respect to hiring any employee of the Company and/or its affiliates, or (ii) solicit, divert or take away any customers or customer leads (as of the Termination Date) of the Company and/or its affiliates; provided that clauses (i) and (ii) shall not prohibit general advertisements or other communications in any media not targeted specifically at employees or customers of the Company and/or its affiliates.

(c)           For the purposes of this Section 9, “Competing Business” shall mean a business engaged in the manufacture, marketing or sale of nutritional products whether in the form of drinks, bars, herbs, minerals, supplements, powders, vitamins or pills or any other business, in any geographical area in which the Company (itself or through any subsidiary) conducts, or has taken substantial steps to conduct, business on the Date of Termination.

(d)           During the Term of Non-Competition, the Executive will not use the Executive’s access to, knowledge of, or application of Confidential Information to perform any duty for any Competing Business; it being understood and agreed to that this Section 9(d) shall be in addition to and not be construed as a limitation upon the covenants in Section 9(b) hereof.

(e)           During the Employment Period and at all times following the Executive’s termination of employment with the Company, the Executive shall not disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, owners or employees, either orally or in writing, and the Company shall instruct its Board and executives not to disparage the Executive orally or in writing at any time; provided that either party may confer in confidence with its legal representatives and make truthful statements as required by law.

(f)           The Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company and the confidentiality of its Confidential Information and to protect the other legitimate business interests of the Company.

(g)           If any court determines that any portion of this Section 9 is invalid or unenforceable, the remainder of this Section 9 shall not thereby be affected and shall be given full effect without regard to the invalid provisions.  If any court construes any of the provisions of this Section 9, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

(h)           The Executive’s covenant under this Section 9 of the Agreement shall be construed as an agreement independent of any other provision of this Agreement; and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this covenant.

(i)           As used in this Section 9, “Company” shall include Schiff Nutrition International, Inc. and any of its affiliates.

10.	Inventions; Assignment.

(a)           All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Company’s business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the Employment Period, either alone or with others and during work hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company.  The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein.  The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

(b)           The Executive attaches hereto, concurrently with the execution of this Agreement, an itemized list and brief description of all patents and patented information obtained by the Executive prior to the Executive’s employment with the Company, if any exist, and which are to be excluded from this Agreement.

(c)           As used in this Section 10, “Company” shall include Schiff Nutrition International, Inc. and any of its affiliates.

11.	Miscellaneous.

(a)           Construction.  This Agreement shall be deemed drafted equally by both the parties.  Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (1) the plural includes the singular and the singular includes the plural; (2) “and” and “or” are each used both conjunctively and disjunctively; (3) “any,” “all,” “each,” or “every” means “any and all”, and “each and every” (4) “includes” and “including” are each “without limitation”; (5) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (6) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(b)           Definitions.  As used in this Agreement, “affiliate” means, with respect to a person, any other person controlling, controlled by or under common control with the first person; the term “control,” and correlative terms, means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person; and “person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

(c)           Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Schiff Nutrition International
2002 South 5070 West
Salt Lake City, Utah 84104
Attn:  General Counsel

With a copy to:	Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Fax:  (212) 751-4864
Attn:  Jed W. Brickner

If to the Executive:	to him at his most recent address in the Company’s records

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(d)           Enforcement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(e)           Withholding.  The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f)           No Waiver.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

(g)           Equitable and Other Relief.  The Executive acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Sections 6, 7, 9, or 10 by the Executive and that any such breach would cause the Company irreparable harm.  Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Sections 6, 7, 9, or 10 by the Executive.  In addition to the remedies the Company may have at law or in equity, violation of Sections 6, 7, 9, or 10 herein will entitle the Company at its sole option to discontinue the Severance Payments to the Executive, and to seek repayment from the Executive of any Severance Payments paid to him by the Company during the period of time the Executive was in violation of Sections 6, 7, 9, or 10.  No action taken by the Company under this Section 11(g) shall affect the enforceability of the Release executed by the Executive pursuant to Section 4(e).

(h)           Complete Agreement.  The provisions of this Agreement constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous oral and written agreements, term sheets, representations and understandings of the parties, which are hereby terminated.  Other than expressly set forth herein, the Executive and Company acknowledge and represent that there are no other promises, terms, conditions or representations (or written) regarding any matter relevant hereto.  This Agreement may be executed in two or more counterparts.

(i)           Arbitration.  The Company and the Executive agree to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies or other matters in question (“claims”) whether or not arising out of this Agreement or the Executive’s employment (or its termination), whether sounding in contract, tort or otherwise and whether provided by statute or common law, that the Company may have against the Executive or that the Executive may have against the Company or its parents, subsidiaries and affiliates, and each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise; except that this agreement to arbitrate shall not limit the Company’s right to seek equitable relief, including injunctive relief and specific performance, and damages in a court of competent jurisdiction for an alleged breach of Sections 6, 7, 8, 9 or 10 of this Agreement.  Claims covered by this agreement to arbitrate also include claims by the Executive for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin or any other factor) and retaliation.  In the event of any breach of this Agreement by the Company, it is expressly agreed that notwithstanding any other provision of this Agreement, the only damages to which the Executive shall be entitled is lost compensation and benefits in accordance with Section 2(b) or 4.  The Company and the Executive agree that any arbitration shall be in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or such other rules of the AAA as applicable to the claims being arbitrated.  If a party refuses to honor its obligations under this agreement to arbitrate, the other party may compel arbitration in either federal or state court.  The arbitrator shall apply the substantive law of the State of Utah (excluding Utah choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted.  The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration.  The parties agree that venue for arbitration will be in Salt Lake City, Utah, and that any arbitration commenced in any other venue will be transferred to Salt Lake City, Utah, upon the written request of any party to this Agreement.  In the event that an arbitration is actually conducted pursuant to this Section 11(i), the party in whose favor the arbitrator renders the award shall be entitled to have and recover from the other party all costs and expenses incurred, including reasonable attorneys’ fees, expert witness fees, and costs actually incurred.  Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction.  All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties.  THE EXECUTIVE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, THE EXECUTIVE IS WAIVING ANY RIGHT THAT THE EXECUTIVE MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY EMPLOYMENT-RELATED CLAIM THAT THE EXECUTIVE MAY ALLEGE.

(j)           Survival.  Sections 6, 7, 8, 9, 10, and 11 of this Agreement shall survive the termination of this Agreement.

(k)           Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without reference to principles of conflict of laws of Utah or any other jurisdiction, and, where applicable, the laws of the United States.

(l)            Amendment.  This Agreement may not be amended or modified at any time except by a written instrument approved by the Board and executed by the Company and the Executive.

(m)	Section 409A.

(1)           General.  The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or guidance that may be issued after the Effective Date (collectively, “Section 409A”).  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A, the Company reserves the right (without any obligation to do so or to indemnify the Executive for failure to do so) to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.  No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its affiliates, employees or agents.

(2)           Separation from Service under Section 409A.  Notwithstanding any provision to the contrary in this Agreement:

(i)             no amount shall be payable pursuant to Section 4 unless the termination of the Executive’s employment  constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations;

(ii)           if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement, including, without limitation, any portion of the additional compensation awarded pursuant to Section 4 is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (1) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code) or (2) the date of the Executive’s death.  Upon the earlier of such dates, all payments deferred pursuant to this Section 11(m)(2)(ii) shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein;

(iii)           the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto);

(iv)           for purposes of Section 409A, the Executive’s right to receive installment payments pursuant to Section 4 shall be treated as a right to receive a series of separate and distinct payments; and

(v)           to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.  The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(3)           Release.  Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of the Executive’s termination of employment are subject to the Executive’s execution and delivery of a Release, (i) the Company shall deliver the Release to the Executive within ten (10) business days following the Date of Termination, and the Company’s failure to deliver a Release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute a Release, (ii) if the Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release thereafter, the Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (iii) in any case where the Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to the Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year.  For purposes of this Section 11(m)(3), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to the Executive, or, in the event that the Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.  To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of the Executive’s termination of employment are delayed pursuant to this Section 11(m)(3), such amounts shall be paid in a lump sum on the first payroll date following the date that the Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 11(m)(3)(iii), on the first payroll period to occur in the subsequent taxable year, if later.

(n)           Attorneys’ Fees.  The Company shall reimburse the Executive for up to $20,000 of the reasonable, documented attorneys’ fees incurred by the Executive in connection with the drafting, negotiation and execution of this Agreement and any related documents.

(o)           Indemnification and Insurance.  The Company shall indemnify the Executive to the full extent provided for in its corporate Bylaws and to the maximum extent that the Company indemnifies any of its other directors and senior executive officers, and he will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and senior executive officers against all costs, charges, liabilities and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its affiliates or his serving or having served any other enterprise, plan or trust as a director, officer, employee or fiduciary at the request of the Company or any of its affiliates (other than any dispute, claim or controversy arising under or relating to this Agreement (except for this Section 11(o))).  The Company will enter into an indemnification agreement with the Executive in the standard form that it has or will adopt for the benefit of its other directors and senior executive officers.  The provisions of this Section 11(o) shall survive any termination of the Executive’s employment or any termination of this Agreement.

(p)           Section 280G.  In the event that it shall be determined that any payment or distribution to or for the benefit of the Executive under this Agreement or under any other Company plan, contract or agreement would, but for the effect of this Section 11(p), be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (collectively, such excise tax, together with any such interest or penalties, the “Excise Tax”), then, at the election of the Executive, in the event that the after-tax value of all Payments (as defined below) to the Executive (such after-tax value to reflect the deduction of the Excise Tax and all income or other taxes on such Payments) would, in the aggregate, be less than the after-tax value to the Executive of the Safe Harbor Amount (as defined below), (1) the cash portions of the Payments payable to the Executive under this Agreement shall be reduced, in the order in which they are due to be paid, until the Parachute Value (as defined below) of all Payments paid to the Executive, in the aggregate, equals the Safe Harbor Amount, and (2) if the reduction of the cash portions of the Payments, payable under this Agreement, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then any cash portions of the Payments payable to the Executive under any other plans shall be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to the Executive, in the aggregate, equals the Safe Harbor Amount, and (3) if the reduction of all cash portions of the Payments, payable pursuant to this Agreement and otherwise, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then non-cash portions of the Payments shall be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to the Executive, in the aggregate, equals the Safe Harbor Amount.  As used herein, (x) “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise, (y) “Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, and (z) “Parachute Value” of a Payment shall mean the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.  All calculations under this section shall be made reasonably by the Company and the Company’s outside auditor at the Company’s expense and at the times reasonably requested by the Executive.

(q)           Executive Acknowledgment.  The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representatives or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

[signature page follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE:

/s/ Tarang Amin
Tarang Amin

SCHIFF NUTRITION INTERNATIONAL, INC. a Delaware corporation

By:	/s/ Joseph W. Baty
Name:	Joseph W. Baty
Title:	Executive Vice President and Chief Financial Officer